UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

AEW REAL ESTATE INCOME FUND

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

STEVENSON CAPITAL MANAGEMENT, INC.

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER

THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On February 27, 2007, Stevenson Capital Management, Inc. sent a letter to Mr. John T. Hailer, President, Chief Executive Officer and Trustee of AEW Real Estate Income Fund. A copy of the letter is set forth below.

[Letterhead of Stevenson Capital Management, Inc.]

Stevenson Capital Management, Inc.

19925 Stevens Creek Boulevard

Cuppertino, California 95014

February 27, 2007

VIA FEDERAL EXPRESS

Mr. John T. Hailer

President, Chief Executive Officer and Trustee

AEW Real Estate Income Fund

399 Boylston Street

Boston, MA 02116

Dear Mr. Hailer:

In May 2006, Stevenson Capital Management, Inc. (“SCM”) filed a Schedule 13D with the U.S. Securities and Exchange Commission (the “SEC”) expressing its views with respect to its holdings in the common stock in AEW Real Estate Income Fund (the “Fund”). At that time, SCM stated that if the discount to net asset value (“NAV”) persisted, it would urge management to take whatever steps are necessary to reduce or eliminate the discount to NAV. Two of the suggestions that were made to benefit the shareholders included the following: sell securities to eliminate the leverage and pay capital gains distributions; and make a series of tender offers for a certain percentage of the shares at NAV on a regular basis. On behalf of SCM, I have attempted on several occasions to contact a representative of the Fund to arrange a meeting with the Board to discuss these and other suggestions that I believe will benefit the shareholders of the Fund; however, I have received no response whatsoever to my attempts to engage in a discussion regarding these important issues.

As SCM continues to review the operations of the Fund, it becomes more and more apparent to us that the Fund is not doing enough to produce a satisfactory return on investment to its shareholders. If there are aspects of the Fund’s business that could mitigate our concerns and were not discussed in the Fund’s public filings, we and the other Fund public shareholders deserve to understand them.

We have made our own analysis and suggest that the Fund promptly commit to take the following steps:

1.           Within the next sixty (60) days, sell sufficient assets of the Fund to eliminate the Fund’s leverage, which, in turn, will generate realizable net capital gains of approximately $5.00 per share to the shareholders;

2.           Commence an issuer tender offer or a series of issuer tender offers (or a reasonably structured open-market share repurchase program) to repurchase at least 400,000 shares of the Fund’s common stock (we fully understand that the Fund may need to sell additional assets in addition to those noted above to finance this repurchase program); and

3.           Commit to file with the SEC within a reasonable period of time, not to exceed 90 days, an application for an exemptive order that would allow the implementation of a managed distribution plan under Section 19(b) of the Investment Company Act of 1940 which will pay a dividend to the shareholders at an annual rate of 8% of NAV.

We realize that our approach presents a direct course of action. Our underlying proposition is that not enough of the value locked within the Fund is benefiting the shareholders. The value of the Fund belongs to the shareholders and we want management of the Fund to affirmatively take action to return a portion of that value to the shareholders. While your lack of response to our prior overtures have prevented us from having a meaningful dialog, I would again extend a sincere offer to you and your board to discuss the Fund’s future with us. If necessary, we are fully prepared to move forward to propose a slate of directors for election at the upcoming annual meeting of shareholders with individuals committed to realizing shareholder value and responding to shareholders concerns and to further propose for the consideration of the Fund’s shareholders that the Fund be converted from a closed-end to an open-end fund.

As the time to submit nominations and proposals under the Fund’s advance notice bylaws rapidly approaches, we hope that you realize that it would better serve the Fund and its shareholders if we could discuss our options rather than resort to a proxy fight. It is our hope that this letter serves as a catalyst to a meaningful dialogue.

Sincerely,

/s/ WALTER STEVENSON

Walter Stevenson
President and Chief Executive Officer
Stevenson Capital Management, Inc.

INVESTOR NOTICES

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS

RELATED TO SOLICITATION OF PROXIES BY STEVENSON CAPITAL MANAGEMENT ("SCM") FROM THE STOCKHOLDERS OF AEW REAL ESTATE INCOME FUND (THE "FUND") FOR USE AT ITS ANNUAL MEETING IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. IF AND WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF THE FUND AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

THE FOLLOWING MAY BE DEEMED, UNDER SEC RULES, TO BE PARTICIPANTS IN A POTENTIAL SOLICITATION OF PROXIES FROM THE FUND'S STOCKHOLDERS IN CONNECTION WITH THE UPCOMING SHAREHOLDERS MEETING: SCM, MR. WALTER STEVENSON, THE OFFICERS OF SCM AND THE INDIVIDUALS, IF ANY, THAT MAY BE NOMINATED BY SCM AT THE UPCOMING ELECTION TO SERVE AS DIRECTORS OF THE FUND. INFORMATION REGARDING SCM AND MR. STEVENSON, AND THEIR INTERESTS IN THE FUND, MAY BE FOUND IN THE SCHEDULE 13D FILED BY SCM WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2007, AS AMENDED ON FEBRUARY 23, 2007 WITH RESPECT TO THE FUND. THAT SCHEDULE 13D, AS AMENDED, IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.